Exhibit 16.1

February 27, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 9 of Part II of this Annual Report on Form 10-K of WCI Communities, Inc. and subsidiaries for the year ended December 31, 2013 and are in agreement with the statements contained in the third, fourth and fifth paragraphs of such section as it relates to Ernst & Young LLP.  We have no basis to agree or disagree with other statements of WCI Communities, Inc. contained therein.

/s/ Ernst & Young LLP

Ernst & Young LLP
Miami, Florida